Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Helen C. Hunt, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

DR. BARBARA MCNEIL ELECTED TO EDWARDS LIFESCIENCES BOARD

IRVINE, Calif., February 16, 2006 – Edwards Lifesciences Corporation (NYSE:EW), a global leader in products and technologies to treat advanced cardiovascular disease, today announced that Barbara J. McNeil, M.D., Ph.D., has been elected to serve as a member of its Board of Directors. Dr. McNeil, 65, is professor and chair of the Department of Health Care Policy at Harvard Medical School and Professor of Radiology at both Harvard Medical School and Brigham and Women’s Hospital in Boston, Mass.

                “We are very pleased to have Dr. McNeil join Edwards Lifesciences’ Board of Directors,” said Michael A. Mussallem, Edwards’ chairman and CEO. “Her more than three decades of experience in healthcare and health policy and her leadership in those communities will prove to be an invaluable resource to our company.”

                Dr. McNeil’s research interests include the development and implementation of quality measures for chronic cardiac diseases, the role of financial incentives and managerial practices in assuring quality, and the costs and effectiveness of new technologies. Her most recent research project involved comparing the quality of care for veterans with cardiac disease to the care provided to Medicare beneficiaries seen in private settings. She is currently also working with the national Blue Cross Blue Shield Association in evaluating the quality and cost effectiveness of various interventions.

                Dr. McNeil earned a bachelor’s degree in Chemistry from Emmanuel College. She received her M.D. from Harvard Medical School, and her Ph.D. in Biological Chemistry from Harvard University. She is a member of the Institute of Medicine of the National Academy of Sciences, where she chairs its Board of Health Care Services, and also holds memberships in the American Academy of Arts and Sciences and the Council for Performance Measurement for the Joint Commission on Accreditation of Healthcare Organizations.

About Edwards Lifesciences

                Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring. Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies. The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT and Swan-Ganz. Additional company information can be found at http://www.edwards.com.

                Edwards Lifesciences, Edwards, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the U.S. Patent and Trademark Office. LifeStent is a trademark of Edwards Lifesciences AG and is registered in the U.S. Patent and Trademark Office. FloTrac is a trademark of Edwards Lifesciences Corporation.